As filed with the Securities and Exchange Commission on August 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIDENT MICROSYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0156584
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1170 Kifer Road Sunnyvale, California	94086-5303
(Address of Principal Executive Offices)	(Zip Code)

TRIDENT MICROSYSTEMS, INC. 2010 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

David L. Teichmann

Executive Vice President, General Counsel and Corporate Secretary

Trident Microsystems, Inc.

1170 Kifer Road Sunnyvale, California 94086

(408) 962-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

J. Howard Clowes

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

(415) 836-2510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2010 Equity Incentive Plan, Common Stock, $0.001 par value	35,000,000	$0.555	$19,425,000.00	$2,255.24
TOTAL				$2,255.24

(1)	The securities to be registered include options and rights to acquire common stock pursuant to the Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”). Registered securities include attached preferred stock purchase rights issuable pursuant to the Registrant’s existing Rights Plan.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Trident Microsystems, Inc.’s shares of common stock on August 3, 2011, as reported by the NASDAQ Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Trident Microsystems, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 4, 2011.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, pursuant to Section 12 of the Exchange Act, File No. 0-20784, filed with the Securities and Exchange Commission on October 27, 1992, effective December 15, 1992, including any amendment or report filed for the purpose of updating such description.

(d) The description of the Registrant’s preferred stock purchase rights which is contained in its Registration Statement on Form 8-A12G filed August 21, 1998 (File No. 000-20784) pursuant to Section 12 of the Exchange Act, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers and key employees that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 5, 2011.

TRIDENT MICROSYSTEMS, INC.

By:	/s/ DAVID L. TEICHMANN
David L. Teichmann Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bami Bastani and David L. Teichmann, each of them acting individually, as his attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ BAMI BASTANI Bami Bastani	Chief Executive Officer, President and Director (Principal Executive Officer)	August 5, 2011

/s/ PETE J. MANGAN Pete J. Mangan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2011

/s/ RICHARD H. JANNEY Richard H. Janney	Vice President and Corporate Controller (Principal Accounting Officer)	August 5, 2011

/s/ BRIAN R. BACHMAN Brian R. Bachman	Director	August 4, 2011

/s/ DAVID H. COURTNEY David H. Courtney	Chairman of the Board of Directors	August 4, 2011

/s/ A.C. D’AUGUSTINE A.C. D’Augustine	Director	August 5, 2011

/s/ PHILIPPE GEYRES Phillipe Geyres	Director	August 4, 2011

/s/ J. CARL HSU J. Carl Hsu	Director	August 5, 2011

/s/ DAVID KERKO David Kerko	Director	August 4, 2011

/s/ RAYMOND K. OSTBY Raymond K. Ostby	Director	August 4, 2011

EXHIBIT INDEX

Exhibit	Description

4.2	Specimen Common Stock Certificate.(1)

4.3	Amended and Restated Rights Agreement between the Company and Mellon Investor Services, LLC, as Rights Agent dated as of July 23, 2008 (including as Exhibit A the Form of Certificate of Amendment of Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the Form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement).(2)

4.4	First Amendment to Amended and Restated Rights Agreement, dated May 14, 2009.(3)

4.5	Second Amendment to Amended and Restated Rights Agreement, dated effective as of December 11, 2009.(4)

5	Opinion re legality.(6)

23.1	Consent of Counsel (included in Exhibit 5).(6)

23.2	Consent of Independent Registered Public Accounting Firm.(6)

24	Power of Attorney (included in signature pages to this registration statement).(6)

99.1	Trident Microsystems, Inc. 2010 Equity Incentive Plan, as amended.(5)

(1)	Incorporated by reference from exhibit of the same number to the Company’s Registration Statement on Form S-1 (File No. 33-53768).
(2)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2008.
(3)	Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2009.
(4)	Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2010.
(5)	Incorporated by reference to Attachment A to the Company’s Definitive Proxy Statement filed on Schedule 14A with the Securities and Exchange Commission on May 2, 2011.
(6)	Filed herewith.